Exhibit 99.1
DIRECTORS AND EXECUTIVE OFFICERS OF INVERNESS MEDICAL
INNOVATIONS, INC.
Except where otherwise stated, the business address of each of the following directors and/or executive officers of Inverness Medical Innovations, Inc., a Delaware corporation (“Inverness”) is c/o Inverness Medical Innovations, Inc., 51 Sawyer Road, Suite 200, Waltham, Massachusetts 02453.
John Bridgen, Ph.D. Mr. Bridgen is Vice President, Strategic Business Development of Inverness.
Michael K. Bresson. Mr. Bresson is Vice President, Mergers & Acquisitions of Inverness.
Ellen Chiniara. Ms. Chiniara is the General Counsel of Inverness.
Hilde Eylenbosch, M.D. Ms. Eylenbosch is President, Worldwide Consumer Diagnostics of Inverness. Ms. Eylenbosch is a citizen of Belgium.
Ron Geraty. Mr. Geraty is the Chief Executive Officer of Alere Medical, Inc., a subsidiary of Inverness.
Carol R. Goldberg. Ms. Goldberg is a director of Inverness and President of The AVCAR Group, Ltd., an investment and management consulting firm located at 225 Franklin Street, Suite 1450, Boston, MA 02110.
Emanuel Hart. Mr. Hart is Vice President, Latin America, Africa & Russia of Inverness. Mr. Hart is a citizen of Israel.
Paul T. Hempel. Mr. Hempel is Senior Vice President for Leadership Development of Inverness.
Geoffrey Jenkins. Mr. Jenkins is Vice President, Global Operations of Inverness.
Robert P. Khederian. Mr. Khederian is a director of Inverness and chairman of Belmont Capital, a venture capital firm located at 26 Brighton Street, Suite 320, Belmont, Massachusetts 02478.
John F. Levy. Mr. Levy is a director of Inverness and an independent consultant.
Jerry McAleer, Ph.D. Dr. McAleer is a director and Vice President, Research & Development and Vice President, Cardiology of Inverness. Dr. McAleer is a citizen of the United Kingdom.
John A. Quelch. Mr. Quelch is a director of Inverness and a professor and Senior Associate Dean at the Harvard Business School located at Soldiers Field Road, Boston, Massachusetts, 02163.
Jon Russell. Mr. Russell is Vice-President, Finance of Inverness.
David Scott, Ph.D. Dr. Scott is a director and Chief Scientific Officer of Inverness. Dr. Scott is a citizen of the United Kingdom.
David Teitel. Mr. Teitel is Chief Financial Officer of Inverness.
David Toohey. Mr. Toohey is President, Europe/Middle East of Inverness. Mr. Toohey is a citizen of the Republic of Ireland.
Peter Townsend. Mr. Townsend, who is currently retired, is a director of Inverness. Mr. Townsend is a citizen of the United Kingdom.

David Walton. Mr. Walton is Vice President, Asia-Pacific of Inverness. Mr. Walton is a citizen of the United Kingdom.
John Yonkin. Mr. Yonkin is President, North America and President, Nutritionals of Inverness.
Ron Zwanziger. Mr. Zwanziger is the Chairman, Chief Executive Officer and President of Inverness.